SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                           March 10, 1999



                          LCA-Vision Inc.

       (Exact name of Registrant as specified in its Charter)


Delaware                      0-27610             11-2882328
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification
Number)




7840 Montgomery Road, Cincinnati, Ohio                  45236
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513)792-9292


                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On March 10, 1999 the Registrant issued the attached press release announcing a majority of Series B-1 Convertible Preferred Holders waive option to purchase additional shares.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits


     99.1     Press Release dated March 10, 1999


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      LCA-VISION INC.



Date: March 11, 1999                  By:/s/Larry P. Rapp
                                         Larry P. Rapp,
                                         Chief Financial Officer

COMPANY CONTACTS              INVESTOR RELATIONS CONTACTS
LCA-Vision Inc.               Lippert/Heilshorn & Associates, Inc.
Dr. Stephen N. Joffe,         Bruce Voss (Burce@lhai.com)
Chairman & CEO                Ruth Abeshaus (Ruth@lhai.com)
Larry Rapp, VP-Finance        (212) 838-3777
& CFO (212) 838-3777
(513) 792-9292

FOR IMMEDIATE RELEASE

      LCA-VISION ANNOUNCES MAJORITY OF SERIES B-1 CONVERTIBLE
PREFERRED HOLDERS WAIVE OPTION TO PURCHASE ADDITIONAL SHARES

CINCINNATI (March 10, 1999) - LCA-Vision Inc. (NASDAQ: LCAV), a leading U.S. provider of laser vision correction services, today announced that the Company has reached an agreement with certain majority holders of its 6% Series B-1 convertible preferred stock. Under this agreement, the Company will issue to these Series B-1 holders 165,076 shares of its common stock in exchange for these holders waiving their option to purchase an additional $5 million of convertible preferred shares under the same terms and conditions as the original $10 million convertible preferred private placement, which was announced on May 11, 1998.

"With this agreement we are reducing potential future dilution while simplifying our capital structure," said Stephen N. Joffe, M.D., LCA-Vision chairman and chief executive officer.

This agreement will result in a non-cash charge of $325,000 or less than $0.01 per share to the first quarter 1999 statement of operations. Of the original $10 million of convertible preferred issued in 1998, $2,025,000 remains outstanding as of March 9, 1999.

LCA-Vision operates laser vision correction centers in the U.S., Canada, and Europe that are supported by a network of 600 physicians and 800 referring optometrists. Since inception, more than 50,000 laser vision correction procedures have been performed at the Company's centers. For additional news and information about LCA-Vision and laser vision correction, please visit the Company's Web site at www.lca-vision.com.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.